Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Independence Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160935, 333-78177, 333-80197, 333-84625, 333-33140, and 333-32962) on Forms S-8 of American Independence Corp. of our report dated March 15, 2012, with respect to the consolidated balance sheets of American Independence Corp. and subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, which report appears in the Form 10-K of American Independence Corp. dated December 31, 2011.

/s/ KPMG LLP

New York, New York
March 15, 2012